DEUTSCHE BANK TRUST COMPANY AMERICAS	FFIEC 031
Legal Title of Bank	Page 16 of 84
NEW YORK	RC-1
City
NY 10005
State Zip Code
FDIC Certificate Number: 00623

Consolidated Report of Condition for Insured Banks
and Savings Associations for March 31, 2015

All schedules are to be reported in thousands of dollars. Unless otherwise indicated, report the amount outstanding as of the last business day of the quarter.
Schedule RC—Balance Sheet

	Dollar Amounts in Thousands		RCFD	Tril | Bil | Mil | Thou
Assets
1. Cash and balances due from depository institutions (from Schedule RC-A):
a. Noninterest-bearing balances and currency and coin (1)			81	137,500	1.a
b. Interest-bearing balances (2)			71	17,666,000	1.b
2. Securities:
a. Held-to-maturity securities (from Schedule RC-B, column A)			1754	0	2.a
b. Available-for-sale securities (from Schedule RC-B, column D)			1773	0	2.b
3. Federal funds sold and securities purchased under agreements to resell:			RCON
a. Federal funds sold in domestic offices			B987	0	3.a
			RCFD
b. Securities purchased under agreements to resell (3)			B989	18,407,000	3.b
4. Loans and lease financing receivables (from Schedule RC-C):
a. Loans and leases held for sale			5369	0	4.a
b. Loans and leases, net of unearned income	B528	16,759,500			4.b
c. LESS: Allowance for loan and lease losses	3123	24,000			4.c
d. Loans and leases, net of unearned income and allowance (item 4.b minus 4.c)			B529	16,735,500	4.d
5. Trading assets (from Schedule RC-D)			3545	77,500	5
6. Premises and fixed assets (including capitalized leases)			2145	17,500	6
7. Other real estate owned (from Schedule RC-M)			2150	0	7
8. Investments in unconsolidated subsidiaries and associated companies			2130	0	8
9. Direct and indirect investments in real estate ventures			3656	0	9
10. Intangible assets:
a. Goodwill			3163	0	10.a
b. Other intangible assets (from Schedule RC-M)			426	38,000	10.b
11. Other assets (from Schedule RC-F)			2160	628,000	11
12. Total assets (sum of items 1 through 11)			2170	53,707,000	12

(1) Includes cash items in process of collection and unposted debits.
(2) Includes time certificates of deposit not held for trading.
(3) Includes all securities resale agreements in domestic and foreign offices, regardless of maturity.

DEUTSCHE BANK TRUST COMPANY AMERICAS	FFIEC 031
Legal Title of Bank	Page 16a of 84
FDIC Certificate Number: 00623	RC-1a

Schedule RC—Continued

	Dollar Amounts in Thousands		RCFD	Tril | Bil | Mil| Thou
Liabilities
13. Deposits:
a. In domestic offices (sum of totals of columns A and C from Schedule RC-E, part I)			2200	41,933,000	13.a
(1) Noninterest-bearing (4)	6631	24,928,000			13.a.1
(2) Interest-bearing	6636	17,005,000			13.a.2
b. In foreign offices, Edge and Agreement subsidiaries, and IBFs			RCFN
(from Schedule RC-E, part II)			2200	0	13.b
(1) Noninterest-bearing	6631	0			13.b.1
(2) Interest-bearing	6636	0			13.b.2
14. Federal funds purchased and securities sold under agreements to repurchase:			RCON
a. Federal funds purchased in domestic offices (5)			B993	1,287,000	14.a
			RCFD
b. Securities sold under agreements to repurchase (6)			B995	0	14.b
15. Trading liabilities (from Schedule RC-D)			3548	34,000	15
16. Other borrowed money (includes mortgage indebtedness and obligations
under capitalized leases) (from Schedule RC-M)			3190	59,000	16
17. and 18. Not applicable

(4) Includes noninterest-bearing demand, time, and savings deposits.
(5) Report overnight Federal Home Loan Bank advances in Schedule RC, item 16, “Other borrowed money.”
(6) Includes all securities repurchase agreements in domestic and foreign offices, regardless of maturity.

DEUTSCHE BANK TRUST COMPANY AMERICAS	FFIEC 031
Legal Title of Bank	Page 17 of 84
FDIC Certificate Number: 00623	RC-2

Dollar Amounts in Thousands	RCFD	Tril | Bil | Mil | Thou
Liabilities—Continued	3200	0	19
19. Subordinated notes and debentures (1)	2930	1,508,000	20
20. Other liabilities (from Schedule RC-G)	2948	44,821,000	21
21. Total liabilities (sum of items 13 through 20)
22. Not applicable
Equity Capital
Bank Equity Captal
23. Perpetual preferred stock and related surplus	3838	0	23
24. Common stock	3230	2,127,500	24
25. Surplus (excludes all surplus related to preferred stock)	3839	594,000	25
26. a. Retained earnings	3632	6,055,000	26.a
b. Accumulated other comprehensive income (2)	B530	-2,500	26.b
c. Other equity capital components (3)	A130	0	26.c
27. a. Total bank equity capital (sum of items 23 through 26.c)	3210	8,774,000	27.a
b. Noncontrolling (minority) interests in consolidated subsidiaries	3000	112,000	27.b
28. Total equity capital (sum of items 27.a and 27.b)	G105	8,886,000	28
29. Total liabilities and equity capital (sum of items 21 and 28)	3300	53,707,000	29
Memoranda To be reported with the March Report of Condition.
1. Indicate in the box at the right the number of the statement below that best describes the most comprehensive level of auditing work performed for the bank by independent external	RCFD	Number
auditors as of any date during 2014	6724	2	M.1

1 = Independent audit of the bank conducted in accordance with generally accepted auditing standards by a certified public accounting firm which submits a report on the bank	4 = Directors’ examination of the bank conducted in accordance with generally accepted auditing standards by a certified public accounting firm (may be required by state chartering authority)
2 = Independent audit of the bank’s parent holding company conducted in accordance with generally accepted auditing standards by a certified public accounting firm which submits a report on the consolidated holding company (but not on the bank separately)
	5 = Directors’ examination of the bank performed by other external auditors (may be required by state chartering authority)
3 = Attestation on bank management’s assertion on the effectiveness of the bank’s internal control over financial reporting by a certified public accounting firm.	6 = Review of the bank’s financial statements by external auditors
	7 = Compilation of the bank’s financial statements by external auditors
	8 = Other audit procedures (excluding tax preparation work)
	9 = No external audit work
To be reported with the March Report of Condition.	RCON	MMDD
2. Bank’s fiscal year-end date	8678	1231	M.2

(1) Includes limited-life preferred stock and related surplus.
(2) Includes, but is not limited to, net unrealized holding gains (losses) on available-for-sale securities, accumulated net gains (losses) on cash flow hedges, cumulative foreign currency translation adjustments, and accumulated defined benefit pension and other postretirement plan adjustments.
(3) Includes treasury stock and unearned Employee Stock Ownership Plan shares.